                                                                   EXHIBIT 10.04
                              CONSULTING AGREEMENT


         This Consulting Agreement (hereinafter, the "Agreement") is made this 1st day of August, 1997, between Firearms Training Systems, Inc.., 7340 McGinnis Ferry Road, Suwanee, Georgia 30174, (hereinafter "FATS") and Craig I. Fields, Ph.D., 2737 Devonshire Place, #226 Washington, D.C. 20008 ("CONSULTANT").

         WHEREAS FATS seeks to retain the consulting services of CONSULTANT, and CONSULTANT is agreeable to providing such services to the Company;

         NOW, THEREFORE, in good and valued consideration of the mutual covenants set forth within this Agreement, the parties hereto agree to the following:

1. Consulting Services. The consulting services to be provided by CONSULTANT shall consist of evaluation, review, and strategic advice to FATS in connection with (i) the submission of various government contract proposals; (ii) corporate acquisitions; and (iii) technology development, which services shall be provided in response to FATS' request for such services.

2. Performance Standards. CONSULTANT shall perform his duties under this Agreement to the best of his abilities and in accordance with all applicable standards of professional ethics and practices.

3. Notice to Consultant. FATS shall provide CONSULTANT with at least seventy-two
(72) hours prior notice that his services are requested. CONSULTANT agrees that he will attempt to respond to such request(s) within the time period requested by FATS, but it is recognized by the parties that it may not always be practical for CONSULTANT to do do.

4. Necessary Information. FATS shall provide CONSULTANT with appropriate information as necessary for the support of CONSULTANT's services; provided however that FATS reserves the right, in its sole discretion, to determine the content, release, and availability of such information.

5. Payment to Consultant. From time to time, as circumstances warrant, FATS shall compensate CONSULTANT for services rendered by awarding CONSULTANT a certain number of nonqualified Series C options to purchase shares of FATS' Class A common stock (the "Common Stock") at an exercise price equal to the then-current market price of the Common Stock. Such award shall be made pursuant to the existing FATS Stock Option Plan. The exact number of options to be awarded shall be determined by Compensation Committee of the FATS Board of Directors based on the nature of the consulting services provided and the recommendation of the Chief Executive Officer of FATS.

6. Independent Contractor. The parties agree and understand that CONSULTANT is not functioning as an employee of FATS under this Agreement, but that CONSULTANT instead is performing the consulting services hereunder solely as an independent contractor, with absolute control regarding the methods used to perform such services.

7. Term and Termination. This Agreement shall have an initial term of one (1) year from the effective date set forth above, and shall be renewable for an additional one year term upon written notice from either party, acknowledged by the other party. Either party may terminate this Agreement without penalty upon thirty (30) days? prior written notice, at any time, without cause.


     IN WITNESS WHEREOF, the parties have signed this Agreement, or caused this Agreement to be signed by their duly authorized representatives, as follows:


ACCEPTED AND AGREED:

FIREARMS TRAINING SYSTEMS, INC.                   CONSULTANT



By:  /s/ Peter A. Marino                          By:  /s/ Craig I. Fields
Name:  Peter A. Marino                            Name:  Craig I. Fields



                                       2